UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 7, 2007

FAIR ISAAC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-16439	94-1499887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Marquette Avenue, Suite 3200 Minneapolis, Minnesota		55402-3232
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	612-758-5200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On December 7, 2007, Fair Isaac Corporation (the “Company”) and certain stockholders of the Company who are affiliated with Sandell Asset Management Corp. (collectively, the "Sandell Group") entered into an agreement (the “Agreement”), pursuant to which, among other things, the Company agreed to propose two director nominees (the "Nominees"), Nick Graziano, an individual affiliated with the Sandell Group (the "Sandell Nominee") and Allen Z. Loren, former chairman and chief executive officer of the Dun & Bradstreet Corporation, in addition to the eight directors proposed for reelection at the Company's 2008 annual meeting of stockholders (the "Annual Meeting").  Pursuant to the Agreement, the Sandell Group will cause all shares of the Company's common stock beneficially owned by it to be present and voted in favor of the Nominees and other candidates recommended by the Board at the 2008 Annual Meeting.  The Agreement also provides that if the Sandell Group's beneficial ownership of the Company's common stock becomes less than three percent (3%) of the Company's outstanding shares as a result of Sandell Group transfers, then upon a majority vote of the Company's Board of Directors (the "Board"), other than the Nominees, the Nominees shall immediately tender their resignations from the Board.  In the event a Nominee is unable to perform his duties or dies during his term of office as a director, or the Sandell Nominee is no longer associated with the Sandell Group, the Agreement provides that each may be replaced by a designee of the Sandell Group who is reasonably acceptable to the Board.  In connection with the foregoing, the Company increased the size of the Board from eight to ten directors.

The Agreement also contains certain restrictions on the Sandell Group, which generally terminate eighty days prior to the date of the Company’s 2009 Annual Meeting (or a shorter period if the Company extends the period for advance notice of nominations of directors or proposals under its By-Laws) (the “Standstill Period”).  During the Standstill Period, the Sandell Group is restricted from increasing its investment in the Company above ten percent (10%) of the Company's outstanding shares of common stock.  During the Standstill Period the Sandell Group is also restricted, subject to certain limited exceptions appearing in the Agreement, from activities with respect to: (i) influence or control of Company management or obtaining Board representation, engaging in activities in opposition to the Board recommendations or submitting any proposal or director nomination to the Company's stockholders, or soliciting, encouraging or in any way participating in the solicitation of any proxies with respect to any voting securities of the Company; (ii) participation in any "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 other than the Sandell Group; (iii) public disparagement of any member of the Board or Company management; and (iv) certain transfers of Company common stock without the prior written consent of the Company.

This summary of the Agreement is not complete and is qualified by reference to the entire Agreement, which is attached hereto as Exhibit 10.1 to this Current Report and incorporated herein by reference.

On December 10, 2007, the Company issued a press release regarding the Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 7, 2007, the Company's Board of Directors approved an amendment to Article 3.1 of the Company’s By-Laws to increase the number of directors from eight to ten, effective as of December 7, 2007.

This summary of the amendment to the By-Laws is not complete, and is qualified by reference to Article 3.1 of the Company’s By-Laws as amended, which is attached hereto as Exhibit 3.1 to this Current Report and incorporated herein by reference.

Item 8.01                      Other Events.

The Company's 2008 Annual Meeting of Stockholders will be held on Tuesday, February 5, 2008, at 9:30 a.m. PST at the Company's offices located at 200 Smith Ranch Road, San Rafael, California 94903.  Stockholders of record as of December 10, 2007 will be entitled to notice of and vote at the annual meeting.  The Company expects to mail its definitive proxy statement to all stockholders of record on or about January 8, 2008.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits.

3.1           Article 3.1 of Fair Isaac Corporation’s By-Laws, as amended
10.1         Agreement dated December 7, 2007, between the Company and the Sandell Group
99.1         Press release dated December 10, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION

Date December 10, 2007	/s/ Mark R. Scadina
Mark R. Scadina Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.           Description

3.1                        Article 3.1 of Fair Isaac Corporation’s By-Laws, as amended
10.1                      Agreement dated December 7, 2007, between the Company and the Sandell Group
99.1                      Press release dated December 10, 2007